Exhibit 99.1

News Release

NYSE: BPL	Buckeye Partners, L.P. Five TEK Park 9999 Hamilton Blvd. Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	08-08
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. TO SELL RETAIL DIVISION OF

FARM & HOME OIL COMPANY LLC TO INERGY, L.P.

Breinigsville, PA — March 4, 2008. . . Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”) today announced that the Partnership had entered into a definitive agreement to sell the retail division of its Farm & Home Oil Company LLC subsidiary (“Farm & Home”) to a wholly-owned subsidiary of Inergy, L.P. for approximately $42 million plus a customary working capital adjustment.  The Partnership acquired Farm & Home in February 2008.  The retail division of Farm & Home distributes liquid fuels and propane gas, and provides heating, ventilating and air conditioning services, to residential and small commercial customers in eastern Pennsylvania.  The sales transaction, which is subject to customary closing conditions, is expected to close in late March or early April of 2008.

The Partnership will retain Farm & Home’s core wholesale division and existing senior management team.  The wholesale division of Farm & Home distributes refined petroleum products, including gasolines and distillates, to wholesale customers through five terminals owned by Farm & Home in eastern and central Pennsylvania and pursuant to throughput agreements at terminals owned by the Partnership and third parties.  Management of the Partnership estimates that the wholesale business retained by the Partnership will generate EBITDA (as defined below) of approximately $20 million in calendar year 2008.  More information about Farm & Home is available at www.fhoil.com.

Buckeye Partners, L.P. (www.buckeye.com) is a publicly traded partnership (NYSE: BPL) that owns and operates one of the largest independent refined petroleum products pipeline systems in the United Status in terms of volumes delivered, with approximately

5,400 miles of pipeline; owns more than 60 refined petroleum products terminals; operates and maintains approximately 2,700 miles of pipeline under agreements with major oil and chemical companies; owns a major natural gas storage facility in northern California; and markets refined petroleum products in certain of the geographic areas served by its pipeline and terminal operations.  The general partner of Buckeye Partners, L.P. is owned by Buckeye GP Holdings L.P. (NYSE: BGH).

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EBITDA, a measure not defined under generally accepted accounting principles (“GAAP”), is defined by the Partnership as income before interest expense (including amortization and write-off of deferred debt financing costs), income taxes, depreciation and amortization.  EBITDA should not be considered an alternative to net income, operating profit, cash flow from operations or any other measure of financial performance presented in accordance with GAAP.  Because EBITDA excludes some items that affect net income and these items may vary among other companies, the EBITDA data presented may not be comparable to similarly titled measures at other companies.  Management of the Partnership uses EBITDA as a performance measure to assist in the analysis and assessment of the Partnership’s operations, to evaluate the viability of proposed projects and to determine overall rates of return on alternative investment opportunities.  The Partnership believes that investors benefit from having access to the same financial measures used by the Partnership’s management.  The Partnership is forecasting net income, a GAAP measure, of $15.4 million in 2008 for the wholesale business of Farm & Home retained by the Partnership, based on projected EBITDA of $20.0 million, less estimated interest expense associated with working capital financing of $2.6 million and depreciation of $2.0 million.  Actual interest expense for 2008 will vary for many reasons, including general market conditions and the amount of working capital required by Farm & Home.  Actual depreciation will vary depending on the values and useful lives assigned to the various assets acquired in the wholesale business of Farm & Home as well as the amount of capital expenditures to be incurred by Farm & Home in 2008.

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “forecasts”, “anticipates”, “estimates”, “expects”, “intends”, “plans”, “predicts”, “projects”, “should” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and which may be beyond the control of the Partnership.  Among them are (1) changes in laws or regulations to which we are subject, including those that permit the treatment of us as a partnership for federal income tax purposes; (2) terrorism, adverse weather conditions, environmental releases and natural disasters; (3) changes in the marketplace for our products or services, such as increased competition, better energy efficiency or general reductions in demand; (4) adverse regional or national economic conditions or adverse capital market conditions; (5) shutdowns or interruptions at the source points for the products we transport, store or sell; (6) unanticipated capital expenditures in connection with the construction, repair or replacement of our assets; and (7) volatility in the price of refined petroleum products and the value of natural gas storage services.  You should read our Annual Report on Form 10-K for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

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